Exhibit 99.1

Supernus Announces Third Quarter 2021 Financial Results

•Total revenues for the first nine months of 2021 were $420.7 million; a 12% increase compared to $376.8 million in the first nine months of 2020
•Third quarter 2021 total revenues were $148.5 million, a 4% decrease compared to $155.1 million in third quarter 2020
•Strengthen Parkinson's disease portfolio and diversify revenue and cash flow with proposed acquisition of Adamas Pharmaceuticals, Inc., announced October, 2021
•Launch of QelbreeTM progressing well, with accelerated prescription growth in the back-to-school season
•Qelbree sNDA for adult ADHD accepted for review by FDA; PDUFA date of April 29, 2022
•SPN-830 (apomorphine infusion pump) NDA to be resubmitted to the FDA in November 2021
•Two internally discovered, novel CNS drug candidates (SPN-443 and SPN-446) nominated for development

ROCKVILLE, MD, November 3, 2021 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the third quarter of 2021, and associated Company developments.
Net Product Sales
For the first nine months of 2021, net product sales were $412.5 million, a 12% increase over $368.6 million in the same period in 2020. The increase was primarily due to the acquisition of the CNS portfolio of US WorldMeds in June 2020.
Third quarter 2021 net product sales were $145.5 million, compared to $152.1 million in the same period in 2020. The decrease was primarily due to a decrease in net product sales of APOKYN and Trokendi XR, partially offset by an increase in net product sales from other products, including Qelbree, which was launched in the second quarter of 2021.

Net Product Sales	Three Months ended September 30,			Nine Months ended September 30,
($ in millions)	2021	2020	Change %	2021	2020	Change %
Trokendi XR®	$80.9	$82.9	(2)%	$231.5	$241.1	(4)%
Oxtellar XR®	29.7	28.3	5%	82.1	76.0	8%
APOKYN®	24.6	34.5	(29)%	73.3	43.1	70%
MYOBLOC®	4.6	4.1	12%	13.5	5.3	**
XADAGO®	3.3	2.3	43%	9.4	3.1	**
Qelbree	2.4	—	**	2.7	—	**
Net Product Sales	$145.5	$152.1	(4)%	$412.5	$368.6	12%

Qelbree Launch Update
•Qelbree's growth has accelerated with the arrival of the "back to school" season in the third quarter of 2021, reaching total monthly prescriptions in September of 7,132, an increase of 37% compared to August, and an increase of 118% compared to monthly average during the three months period prior to September. The latest weekly prescriptions data shows 2,248 prescriptions, an increase of 51% compared to the weekly average over the prior 12-week period.
•In addition, Qelbree's base of prescribers has increased by 340% during the third quarter of 2021 compared to the second quarter of 2021, with more than 3,470 physicians prescribing the product.
Proposed Acquisition of Adamas Pharmaceuticals, Inc. (Adamas)
•On October 11, 2021, the Company announced it entered into a definitive agreement to acquire Adamas, strengthening its Parkinson’s disease portfolio with two marketed products, including GOCOVRI® (amantadine) extended release capsules, the first and only FDA-approved medicine indicated for the treatment of both "off" episodes and dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy. The acquisition, if completed, would strengthen Supernus' Parkinson’s disease portfolio with GOCOVRI and diversify and increase its revenue base and cash flow.
•Per the agreement, Supernus has offered to acquire all of Adamas’ common stock through a tender offer for $8.10 per share in cash (or an aggregate of approximately $400 million) payable at closing, plus two non-transferrable and non-tradable contingent value rights collectively worth up to $1.00 per share in cash (or an aggregate of approximately $50 million), for a total consideration of up to $9.10 per share in cash (or an aggregate of approximately $450 million). The transaction is subject to customary closing conditions and is expected to close in late fourth quarter 2021 or in early first quarter 2022.
Product Pipeline Update
Qelbree (viloxazine, extended-release capsules) - Novel non-stimulant for the treatment of ADHD in adults
•The U.S. Food and Drug Administration (FDA) acknowledged it has received the supplemental new drug application (sNDA) for Qelbree for the treatment of ADHD in adult patients. The sNDA has a user fee goal date (PDUFA date) of April 29, 2022.
SPN-830 (apomorphine infusion pump) - Continuous treatment of motor fluctuations (“on-off” episodes) in Parkinson's disease (PD)
•The Company expects to resubmit the SPN-830 NDA to the FDA in November 2021.
SPN-820 - Novel first-in-class activator of mTORC1
•An Investigational New Drug (IND) application was submitted to the FDA in September 2021. Consequently, the randomized Phase II clinical study of SPN-820 in treatment-resistant depression is on track and expected to start by the end of 2021.
SPN-817 – A novel product candidate for the treatment of epilepsy
•A randomized Phase II clinical study of SPN-817 for the treatment of focal seizures is expected to start in the second half of 2022.
SPN-443 and SPN-446 - Two novel CNS drug candidates nominated for development
•The Company's internal research and development discovery program generated several new chemical entities (NCEs) including SPN-443 and SPN-446 that were nominated for development for various CNS indications including ADHD.

Financial Highlights
For the three months ended September 30, 2021, operating earnings, net earnings and diluted earnings per share were $32.6 million, $21.6 million and $0.40, respectively, as compared to $56.1 million, $40.0 million and $0.74, for the same period in 2020.
For the nine months ended September 30, 2021, operating earnings, net earnings and diluted earnings per share were $79.9 million, $51.0 million and $0.94, respectively, as compared to $130.7 million, $96.2 million and $1.79, for the same period in 2020.
Amortization of intangible assets expense for the three and nine months ended September 30, 2021 was $6.0 million and $18.0 million, respectively, compared to $6.1 million and $9.8 million, for the same periods in 2020.
As of September 30, 2021, the Company had $849.3 million in cash, cash equivalents, current and long-term marketable securities, compared to $772.9 million as of December 31, 2020.

Full Year 2021 Financial Guidance
For full year 2021, the Company increases its financial guidance for operating earnings, lowers its financial guidance for total combined R&D and SG&A expenses, and lowers the top end of its financial guidance range for total revenues as set forth below:

Full Year 2021 Guidance (excluding Adamas-related transaction costs) ($ in millions)
	Current	Prior
Total revenues (1)	$550 - $570	$550 - $580
Combined R&D and SG&A expenses	$370 - $400	$380 - $410
Operating earnings (2)	$90 - $95	$70 - $90
Amortization of intangible assets	$24	$24
Effective tax rate (3)	28% - 31%	28% - 31%
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(1) Total revenues include net product sales and royalty revenue. Includes $10 million for Qelbree net product sales.
(2) Operating earnings include amortization of intangible assets and contingent consideration expense (gain).
(3) The full year 2021 effective tax rate guidance of 28% - 31% is above the normally expected range of 26% - 28% primarily due to the effect of a one-time tax item in the period.
Conference Call Details
Supernus will host a conference call and webcast today, November 3, 2021, at 4:30 p.m. Eastern Time to discuss these results.
Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	7595459
Conference Call Name:	Supernus Pharmaceuticals Third Quarter 2021 Results Conference Call
Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson’s disease, cervical dystonia and chronic sialorrhea. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in Parkinson’s disease, epilepsy, depression and rare CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products including Qelbree; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the risk that the proposed acquisition of Adamas by the Company may not be completed; the possibility that competing offers or acquisition proposals for Adamas will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Adamas common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, the Company's or the Adamas’s business may experience significant disruptions due to transaction related uncertainty; the effects of disruption from the transactions of Adamas’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied or waived; the Company’s ability to increase the number of prescriptions written for each of its products and products acquired through the acquisition of Adamas; the Company’s ability to increase its net revenue from its products and products acquired through the acquisition of Adamas; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$215,281	$288,640
Marketable securities	228,571	133,893
Accounts receivable, net	133,676	140,877
Inventories, net	60,155	48,325
Prepaid expenses and other current assets	30,692	18,682
Total current assets	668,375	630,417
Long term marketable securities	405,479	350,359
Property and equipment, net	16,471	37,824
Intangible assets, net	346,619	364,342
Goodwill	77,963	77,911
Other assets	40,133	43,249
Total assets	$1,555,040	$1,504,102

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$72,286	$78,934
Accrued product returns and rebates	132,048	126,192
Contingent consideration, current portion	23,570	30,900
Other current liabilities	6,807	9,082
Total current liabilities	234,711	245,108
Convertible notes, net	374,788	361,751
Contingent consideration, long term	45,480	45,800
Operating lease liabilities, long term	37,261	28,579
Deferred income tax liabilities	34,146	35,215
Other liabilities	18,186	42,791
Total liabilities	744,572	759,244

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 53,180,643 and 52,868,482 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	53	53
Additional paid-in capital	428,726	409,332
Accumulated other comprehensive earnings, net of tax	4,209	8,975
Retained earnings	377,480	326,498
Total stockholders’ equity	810,468	744,858
Total liabilities and stockholders’ equity	$1,555,040	$1,504,102

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues
Net product sales	$145,532	$152,133	$412,541	$368,607
Royalty revenues	2,932	3,002	8,184	8,233
Total revenues	148,464	155,135	420,725	376,840

Costs and expenses
Cost of goods sold (a)	18,085	21,388	58,067	33,926
Research and development	19,654	16,839	69,389	58,023
Selling, general and administrative	72,032	54,460	203,024	144,177
Amortization of intangible assets	6,009	6,108	17,964	9,814
Contingent consideration expense (gain)	80	200	(7,650)	200
Total costs and expenses	115,860	98,995	340,794	246,140

Operating earnings	32,604	56,140	79,931	130,700

Other income (expense)
Interest expense	(5,925)	(6,088)	(17,489)	(17,658)
Interest and other income, net	2,281	2,659	8,682	15,913
Total other expense	(3,644)	(3,429)	(8,807)	(1,745)

Earnings before income taxes	28,960	52,711	71,124	128,955

Income tax expense	7,398	12,714	20,142	32,773
Net earnings	$21,562	$39,997	$50,982	$96,182

Earnings per share
Basic	$0.41	$0.76	$0.96	$1.83
Diluted	$0.40	$0.74	$0.94	$1.79

Weighted-average shares outstanding
Basic	53,187,764	52,658,850	53,053,441	52,583,891
Diluted	54,334,794	53,762,642	54,301,461	53,663,273
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(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke/ICR
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com